Exhibit 99.1

For Immediate Release

SL Industries Announces 2012 First Quarter Results

MT. LAUREL, NEW JERSEY, May 10, 2012 . . .SL INDUSTRIES, INC. (NYSE AMEX: SLI)

Announced today that its net sales from continuing operations for the quarter ended March 31, 2012, were $49.3 million, down 6% compared with net sales from continuing operations for the quarter ended March 31, 2011 of $52.6 million.

Income from continuing operations for the quarter ended March 31, 2012 was $1.4 million, or $0.31 per diluted share, compared to income from continuing operations of $3.6 million, or $0.79 per diluted share, for the quarter ended March 31, 2011.

Net income for the quarter ended March 31, 2012 was $1.3 million, or $0.27 per diluted share, compared to net income of $3.4 million, or $0.75 per diluted share, for the quarter ended March 31, 2011. Net income for the quarter ended March 31, 2012 and March 31, 2011 included a net loss from discontinued operations, net of tax, of $0.2 million, or $0.04 per diluted share for both periods. The net losses from discontinued operations for the first quarter of 2012 and 2011 primarily relate to after tax charges for environmental remediation.

On February 27, 2012, the Company entered into an agreement to purchase certain assets of Pro-Dex Astromec, Inc. (“Astromec”), a subsidiary of Pro-Dex Inc., for approximately $1,050,000.

Division Results

SLPE (SL Power Electronics Corp.)
SLPE designs, manufactures, markets high-reliability power conversion, motion control, and electronic protection equipment designed for medical, aerospace, computer, datacom, industrial, telecom, transportation and utility applications.

For the quarter ended March 31, 2012, SLPE reported a loss from operations of $0.2 million, compared to income from operations of $2.3 million for the quarter ended March 31, 2011. Sales for the quarter ended March 31, 2012 were $18.3 million, down 16% over the quarter ended March 31, 2011. Loss from operations was impacted by a decrease in distributor sales, unfavorable product and sales mix, unfavorable overhead absorption due to lowers sales, and higher selling, general and administrative costs primarily due to the Company’s ongoing investigation related to possible Foreign Corrupt Practices Act violations in China.

High Power Group [HPG] (Teal Electronics Corp. and MTE Corp.)
TEAL Electronics designs and manufactures custom power subsystems for equipment used in medical, semiconductor, communications, solar, and industrial markets.  MTE is an international supplier of power quality products designed to improve the reliability of power electronic systems and adjustable frequency drives.

For the quarter ended March 31, 2012, HPG’s income from operations was $1.4 million, down 35% from the quarter ended March 31, 2011. Sales for the quarter ended March 31, 2012 were $15.6 million, down 7% over the quarter ended March 31, 2011. Income from operations was negatively affected by lower sales volumes primarily in the semi-conductor industry and military and aerospace industry, and higher selling, general and administrative costs related to increased costs for new products, foreign business insurance and legal fees.

SL-MTI (SL Montevideo Technology, Inc.)
SL-MTI designs and manufactures precision, high performance electric motors, drives, controllers and precision winding components for the aerospace, medical, military, and industrial markets.

For the quarter ended March 31, 2012, SL-MTI’s income from operations was $1.7 million, up 6% from the quarter ended 2011. Sales for the quarter ended March 31, 2012 were $9.6 million, up 5% over the quarter ended March 31, 2011. During the first quarter of 2012, SL-MTI recognized $0.2 million of sales related to the Astromec asset acquisition.

Income from operations during the current quarter benefited from lower cost of products sold, partially offset by higher selling, general and administrative costs primarily due to costs incurred related to the Astromec asset acquisition.

RFL (RFL Electronics, Inc.)
RFL provides a wide range of communications and relaying products, application support and customized systems to the Electric Utilities, Oil and Gas markets, Railroad and Transportation industries, Government agencies and engineering consulting firms.

For the quarter ended March 31, 2012, RFL’s income from operations was $1.0 million, up 142% from the quarter ended March 31, 2011.  Sales for the quarter ended March 31, 2012 were $5.8 million, up 16% over the quarter ended March 31, 2011.

Income from operations during the current quarter benefited from improved sales and lower cost of products sold, coupled with decreased selling, general and administrative costs as a percentage of net sales.

Corporate
Corporate expenses for the quarter ended March 31, 2012, exclusive of discontinued operations, increased by $0.1 million or 8%. The increase was primarily due to higher consulting fees.

Discontinued Operations

Discontinued operations consist primarily of costs related to environmental matters at five sites in the state of New Jersey that were locations of operations discontinued by the Company for the quarters ended March 31, 2012 and March 31, 2011, the Company recorded losses of $0.2 million net of tax in both periods. The losses for both periods were due to environmental remediation and legal fees related to the five environmental sites.

The Company has been involved in on-going negotiations with the US Department of Justice (“DOJ”) and the US Environmental Protection Agency (“EPA”) regarding remediation and past costs for operable units 1 and 2 (“OU-1” and “OU-2”) located on or near its Pennsauken site which was named as part of the Puchack Well Field Superfund Site in 1998. Historically, a Company wholly-owned subsidiary operated a chrome plating facility at OU-2.

The Company has reached an agreement in principle with the DOJ related to its liability for both OU-1 and OU-2 and the Company has agreed to perform the remediation for OU-2. Based on the current available information, the Company has estimated a total combined potential liability for OU-1 and OU-2 in the range of $20.1 million to $31.4 million. Most of these payments are expected to be made in 2013 and 2014. The agreement is subject to the approval of both the DOJ and EPA’s management who are authorized to settle this matter. Also, the agreement is subject to a public comment period and finally must be approved by the Federal District Court.

Cash and Liquidity

At March 31, 2012, the Company had cash and cash equivalents of $1.6 million, down from $5.6 million at year end 2011.  During the quarter ended March 31, 2012 the Company recorded net cash used in operating activities of $2.3 million, compared to $0.3 million in net cash used in operating activities during the quarter ended March 31, 2011. A significant amount of the net cash used in operating activities for the quarter ended March 31, 2012 was related to the timing of accounts receivable collections and payment of certain working capital expenditures. During the quarter ended March 31, 2012 the Company paid $0.8 million in cash for certain Astromec assets and $0.4 million for the purchase of Company stock.

There was no outstanding debt under the Company’s credit facility at March 31, 2012, and the Company was in compliance with all debt covenants. The Company’s credit facility had $39.5 million of availability net of letters of credit in the amount of $0.5 million at March 31, 2012. The credit facility expires on July 1, 2012. The Company expects to negotiate a new long-term debt agreement before the expiration date.

About SL Industries, Inc.

SL Industries, Inc., designs, manufactures and markets power electronics, motion control, power protection, power quality electromagnetic and specialized communication equipment that is used in a variety of medical, commercial and military aerospace, solar, computer, datacom, industrial, telecom, transportation, utility, rail and highway equipment applications.  For more information about SL Industries, Inc. and its products, please visit the Company’s web site at www.slindustries.com.

Forward-Looking Statements

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on current expectations, estimates and projections about the Company's business based, in part, on assumptions made by management.  These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict.  Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and the following:  the effectiveness of the cost reduction initiatives undertaken by the Company, changes in demand for the Company's products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, constraints on supplies of critical components, excess or shortage of production capacity, difficulties encountered in the integration of acquired businesses and other risks discussed from time to time in the Company's Securities and Exchange Commission filings and reports.  In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions.  Such forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

Contact

SL Industries, Inc.
Louis J. Belardi
Chief Financial Officer
E-mail:  louis.belardi@slindustries.com
Phone:  856.727.1500  x5525

SL INDUSTRIES, INC.
SUMMARY CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31,	December 31,
	2012	2011
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,592	$5,632
Receivables, net	33,536	31,141
Inventories, net	23,680	22,599
Other current assets	7,627	6,740
Total current assets	66,435	66,112

Property, plant and equipment, net	9,631	9,416
Intangible assets, net	25,956	25,967
Other assets	9,263	9,731
Total assets	$111,285	$111,226

LIABILITIES & SHAREHOLDERS' EQUITY
Current liabilities	31,650	31,708
Other liabilities	21,796	22,661
Shareholders' equity	57,839	56,857
Total liabilities and shareholders' equity	$111,285	$111,226

SL INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)

	Three Months Ended
	March 31,
	2012	2011
	(Unaudited)
Net sales	$49,340	$52,594

Cost and expenses:
Cost of products sold	33,771	34,819
Engineering and product development	3,021	3,306
Selling, general and administrative	9,511	8,661
Depreciation and amortization	665	769
Total cost and expenses	46,968	47,555

Income from operations	2,372	5,039

Other income (expense):
Amortization of deferred financing costs	(33)	(76)
Interest income	1	1
Interest expense	(22)	(82)
Other gain (loss), net	(8)	0

Income from continuing operations before income taxes	2,310	4,882

Income tax provision	866	1,280
Income from continuing operations	1,444	3,602
(Loss) from discontinued operations, net of tax	(194)	(190)
Net income	$1,250	$3,412

Basic net income (loss) per common share
Income from continuing operations	$0.31	$0.80
(Loss) from discontinued operations, net of tax	(0.04)	(0.04)
Net income	$0.27	$0.76

Diluted net income (loss) per common share
Income from continuing operations	$0.31	$0.79
(Loss) from discontinued operations, net of tax	(0.04)	(0.04)
Net income	$0.27	$0.75

Shares used in computing basic net income (loss)
per common share	4,559	4,491
Shares used in computing diluted net income (loss)
per common share	4,580	4,566

SL INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(In thousands)

	Three Months Ended
	March 31,
	2012	2011
	(Unaudited)
Net income	$1,250	$3,412
Other comprehensive income, net of tax:
Foreign currency translation	19	9
Comprehensive income	$1,269	$3,421